UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 19, 2010

Argon ST, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-08193	38-1873250
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12701 Fair Lakes Circle, Suite 800, Fairfax, Virginia		22033
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-322-0881

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 26, 2010, the Naval Air Warfare Center Aircraft Division awarded Argon ST, Inc. a contract to provide twenty-eight ground surveillance units and associated spares for deployment in support of operational forces abroad. The contract awarded to us is presently the subject of a bid protest, an administrative proceeding pending before the Government Accountability Office ("GAO"). Pursuant to statute, all work under the contract is stayed pending resolution of the protest. We intend to join with the government in vigorously defending the award decision. If this protest is successful, the government may determine to re-evaluate proposals, re-compete the program, or pursue some other alternative that may result in a termination for convenience of the work in our contract that has not yet been performed. At this time, we are unable to predict either whether the protest will be upheld or what actions would be taken in response to a decision by GAO to uphold the protest, and therefore cannot determine whether or not the outcome would be material to us. If the protest is unsuccessful, we anticipate that we will resume performance under the contract and proceed as rapidly as possible to meet the original schedule.

The information in this section of this Report on Form 8-K shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Argon ST, Inc.

February 19, 2010	By:	/s/ Aaron N. Daniels

Name: Aaron N. Daniels
Title: Chief Financial Officer